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                                                                                                                      Exhibit 99.1
                                                      MONSANTO COMPANY
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (Dollars in millions)

                                             Three      |    Eight       |
                                          Months Ended  |  Months Ended  |
                                             Nov.30,    |    Aug. 31,    |                   Year Ended Dec. 31,
                                              2003      |     2003       |  2002        2001          2000         1999       1998
                                              ----      |     ----       |  ----        ----          ----         ----       ----
Income (Loss) From Continuing Operations                |                |
     Before Income Taxes                                |                |
     and Cumulative Effect of                           |                |
     Accounting Change                      $   (83)    |    $  (38)     | $ 202      $  459         $ 334        $ 263       $(60)
                                                        |                |
Add:                                                    |                |
     Fixed charges                                27    |         71     |   105         147           272          305         140
     Less capitalized interest                   (2)    |        (4)     |   (8)        (30)          (37)         (23)         (9)
     Dividends from affiliated                     0    |          0     |     1           1             1            1           1
       companies                                        |                |
     Equity affiliate expense-net                 11    |         26     |    43          41            34           18          31
                                            --------    |    -------     | -----      ------         -----        -----       -----
                                                        |                |
Earnings available for fixed charges        $   (47)    |    $    55     | $ 343      $  618         $ 604        $ 564       $ 103
                                            ========    |    =======     | =====      ======         =====        =====       =====
                                                        |                |
Fixed Charges:                                          |                |
     Interest expense                       $     21    |    $    57     | $  81      $   99         $ 214        $ 269       $ 121
     Capitalized interest                          2    |          4     |     8          30            37           23           9
     Portion of rents representative of                 |                |
         interest factor                           4    |         10     |    16          18            21           13          10
                                            --------    |    -------     | -----      ------         -----        -----       -----
Fixed Charges                               $     27    |    $    71     | $ 105      $  147         $ 272        $ 305       $ 140
                                            ========    |    =======     | =====      ======         =====        =====       =====
                                                        |                |
Ratio of Earnings to Fixed Charges             -1.74*   |       0.77*    |  3.27        4.20          2.22         1.85        0.74
                                            ========    |    =======     | =====      ======          ====         ====        ====


* Earnings were inadequate to cover fixed charges by $74 million for the quarter ended Nov. 30, 2003 and $16 million for the eight months ended Aug. 31, 2003.

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